Exhibit 10.14

SEPARATION AGREEMENT & RELEASE

July 5, 2022

Rohan W. Houlden

1780 Deer Run Court

Oak Ridge, NC 27310

Re: Separation Agreement & Release

Dear Mr. Houlden:

This letter confirms that on July 5, 2022, I personally delivered to you the enclosed Separation Agreement & Release. You have up to 21 days after receipt of this Separation Agreement & Release to consider whether to sign and date this Separation Agreement & Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. We advise you to consult with an attorney of your choosing prior to signing this Separation Agreement & Release concerning the rights you are waiving as well as all other terms of this Separation Agreement & Release.

Very truly yours,

Akoustis, Inc.

SEPARATION AGREEMENT & RELEASE

Akoustis, Inc. (including its parent and subsidiary companies, “Akoustis”) and Rohan W. Houlden (“Employee”) agree that:

1. Last Day of Employment. Employee’s last day of employment with Akoustis is July 5, 2022 (“Separation Date”). All compensation and benefits will cease as of the Separation Date, except as expressly provided in this Separation Agreement & Release or as otherwise required by law. The Separation Date will be deemed the effective date of Employee’s separation of employment for all purposes. Employee shall have no authority to act on behalf of Akoustis or to bind it in any way after the Separation Date.

Employee’s group health insurance will cease on the last day of the month in which Employee’s employment ends. At that time, Employee will be eligible to continue group health insurance benefits at Employee’s own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. Employee will receive additional information regarding Employee’s right to elect continued coverage under COBRA in a separate communication.

If Employee is enrolled in Akoustis’ Employee Stock Purchase Plan (“ESPP”), (i) Employee shall be deemed to have withdrawn from the ESPP as of the Separation Date, (ii) the payroll deductions in Employee’s notional account (that have not been used to purchase shares of Akoustis common stock) shall be returned to Employee, and (iii) Employee shall have no further rights under the ESPP.

2. Consideration. In consideration for Employee’s signing this Separation Agreement & Release, and complying with its terms, Akoustis is entering into an Independent Contractor Agreement with Employee as of the Effective Date (as defined herein) of this Separation Agreement & Release (the “Independent Contractor Agreement”) and providing the compensation and benefits thereunder to which Employee would not otherwise be entitled, including the Special Payment as defined in Exhibit A of the Independent Contractor Agreement.

Employee agrees that he will be exclusively responsible for the payment of any taxes owed on any amounts paid to Employee under the terms of this Separation Agreement & Release and the Independent Contract Agreement, except for any taxes on wages subject to an IRS Form W-2, including but not limited to the Special Payment, for which Akoustis is responsible. Akoustis makes no representation as to the taxability of the amount paid to Employee. Employee agrees to pay his portion of any additional federal, state, or local taxes, if any, which are required to be paid with respect to this Separation Agreement & Release and the Independent Contractor Agreement. Moreover, Employee agrees to indemnify Akoustis and hold Akoustis harmless from any interest, taxes or penalties assessed against it by any governmental agency as a result of the non-payment of taxes on any amounts paid to Employee or his attorneys under the terms of this Separation Agreement & Release and the Independent Contractor Agreement.

3. No Consideration Absent Execution of this Separation Agreement & Release and Independent Contractor Agreement. Employee understands and agrees that Employee would not receive the benefits specified in Section 2 above and in the Independent Contractor Agreement, except for Employee’s execution of this Separation Agreement & Release and the fulfillment of the promises contained herein. If Employee has not returned this Separation Agreement & Release signed by Employee on or before the twenty-first (21st) day after Employee receives a copy of it, or if Employee revokes the Separation Agreement & Release during the seven (7) days after signing it, then all payments and benefits provided under Section 2 and under the Independent Contractor Agreement shall be forfeited and not paid.

4. General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, knowingly and voluntarily releases and forever discharges Akoustis, Inc., its parent corporation, affiliates, subsidiaries, divisions, predecessors, co-employers, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries and insurers of such plans and programs (collectively referred to throughout the remainder of this Separation Agreement & Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of Employee’s execution of this Separation Agreement & Release, including, but not limited to, any alleged violation of:

●	Title VII of the Civil Rights Act of 1964;

●	Sections 1981 through 1988 of Title 42 of the United States Code;

●	The Employee Retirement Income Security Act of 1974;

●	The Immigration Reform and Control Act;

●	The Americans with Disabilities Act of 1990;

●	The Age Discrimination in Employment Act of 1967 (“ADEA”);

●	The Family Medical Leave Act;

●	The Equal Pay Act;

●	The Workers Adjustment and Retraining Notification Act;

●	The Fair Credit Reporting Act;

●	All New York laws, including the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, or the New York City Earned Sick Leave Law;

●	All North Carolina laws, including the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the Equal Employment Practices Act, the Sickle Cell and Hemoglobin Trait Discrimination Act, the Genetic Testing and Information Discrimination Act, the Use of Lawful Products Discrimination Act, the AIDS and HIV Status Discrimination Act, the Jury Service Discrimination Act, or the Military Service Discrimination Act;

●	any other federal, state or local law, rule, regulation, or ordinance;

●	any public policy, contract, tort, or common law; or

●	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Employee understands that the provisions of this paragraph mean that Employee cannot bring a lawsuit or arbitration in any forum against the Releasees for any reason for claims Employee may have as of the date of this Separation Agreement & Release. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Akoustis or any other Releasee identified in this Separation Agreement & Release is a party. Employee further agrees not to sue Akoustis or any of the Releasees with regard to any claim released above. However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal or state administrative agencies; (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (D) claims under the New York Military Law; provided that Employee expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to Employee as a result of any such charge or administrative complaint, with the exception of any award from the Securities and Exchange Commission (“SEC”).

5. Acknowledgments and Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Releasees. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or vested benefits that were due Employee as of the Separation Date. Employee acknowledges that any other compensation, wages, bonuses, commissions, and/or vested benefits due at a later date shall be provided in accordance with Akoustis’ standard procedures and applicable benefit plan documents.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Akoustis and will continue to maintain the confidentiality of such information consistent with Akoustis’ policies, the Employee Confidentiality, Proprietary Information and Patent and Invention Assignment Agreement executed by Employee with Akoustis on September 19, 2016 (“Confidentiality and IP Agreement”), and/or common law.

6. Confidentiality and Return of Property; Non-Disparagement. Employee agrees not to disclose any information regarding this Separation Agreement & Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement & Release. Employee agrees not to disparage Akoustis, or its officers, directors, employees, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Employee affirms that Employee has returned all of Akoustis’ property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Akoustis’ premises and that Akoustis is not in possession of any of Employee’s property.

7. Protected Rights. Employee understands that nothing in this Separation Agreement & Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Separation Agreement & Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Akoustis. This Separation Agreement & Release does not limit Employee’s right to receive an award for information provided to the SEC. This Separation Agreement & Release also does not restrict or impede Employee from disclosing the underlying facts or circumstances giving rise to a claim of sexual assault, harassment, or discrimination to the Equal Employment Opportunity Commission, the New York State Division of Human Rights, any local commission on human rights, and/or an attorney hired by the Employee.

8. Expense Reimbursement. Employee agrees that, within ten (10) days of the Separation Date, Employee will submit a final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. Akoustis will reimburse Employee for these expenses pursuant to its regular business practice.

9. Cooperation. Subject to Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Akoustis and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Akoustis and/or any Releasee or Releasees.

10. Governing Law and Interpretation. This Separation Agreement & Release shall be governed and construed in accordance with the laws of North Carolina without regard to its conflict of laws provision. In the event of a breach of any provision of this Separation Agreement & Release, each party (i) consents to the personal jurisdiction of any state or federal court located in Charlotte, North Carolina (and any corresponding appellate court) in any proceeding arising out of or relating to this Separation Agreement & Release and Employee’s employment with Akoustis, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Separation Agreement & Release, agrees not to bring any proceeding arising out of or relating to this Separation Agreement & Release or the Employee’s employment by Akoustis in any other court. Process in any such proceeding may be served on either party anywhere in the world. Should any provision of this Separation Agreement & Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement & Release in full force and effect.

11. Nonadmission of Wrongdoing. The Parties agree that neither this Separation Agreement & Release nor the furnishing of the consideration for this Separation Agreement & Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12. Amendment. This Separation Agreement & Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement & Release.

13. Binding Effect. This Separation Agreement & Release will be binding upon and inure to the benefit of Akoustis, its successors and assigns. This Separation Agreement & Release will be binding upon and inure to the benefit of Employee and Employee’s heirs, executors and administrators. Employee may not assign any of Employee’s rights or obligations under this Separation Agreement & Release without the written consent of Akoustis.

14. Severability. Each provision of this Separation Agreement & Release is severable from every other provision of this Separation Agreement & Release. Any determination by a court of competent jurisdiction that a provision of this Separation Agreement & Release is invalid or unenforceable will not affect the validity or enforceability of any other provision hereof. Any provision of this Separation Agreement & Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15. Counterparts. This Separation Agreement & Release may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Separation Agreement & Release.

16. Entire Agreement. This Separation Agreement & Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except the Confidentiality and IP Agreement, which is incorporated herein by reference; and provided further that the Independent Contractor Agreement is preserved. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement & Release, except for those set forth in this Separation Agreement & Release and the Independent Contractor Agreement being entered into as of the Effective Date.

17. Provisions Related to ADEA Release.

THE CLAIMS WAIVED, RELEASED AND DISCHARGED IN THIS SEPARATION AGREEMENT & RELEASE INCLUDE ANY AND ALL CLAIMS EMPLOYEE HAS OR MAY HAVE ARISING OUT OF OR RELATED TO EMPLOYEE’S EMPLOYMENT WITH AKOUSTIS AND THE TERMINATION OF THAT EMPLOYMENT, INCLUDING ANY AND ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY- ONE (21) CALENDAR DAYS TO CONSIDER THIS SEPARATION AGREEMENT & RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS SEPARATION AGREEMENT & RELEASE.

EMPLOYEE MAY REVOKE THIS SEPARATION AGREEMENT & RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS SEPARATION AGREEMENT & RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ANDREW WRIGHT AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT & RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO ANDREW WRIGHT OR HIS DESIGNEE, OR MAILED TO ANDREW WRIGHT AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS SEPARATION AGREEMENT & RELEASE. THIS DOCUMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY AFTER THE EMPLOYEE SIGNS THIS SEPARATION AGREEMENT & RELEASE (THE “EFFECTIVE DATE”), ON WHICH DAY THIS AGREEMENT WILL AUTOMATICALLY BECOME EFFECTIVE AND ENFORCEABLE UNLESS PREVIOUSLY REVOKED WITHIN THAT SEVEN (7) DAY PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT & RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES. THOSE CLAIMS WAIVED, RELEASED AND DISCHARGED IN THIS SEPARATION AGREEMENT & RELEASE DO NOT INCLUDE, AND EMPLOYEE IS NOT WAIVING, RELEASING OR DISCHARGING, ANY CLAIMS THAT MAY ARISE AFTER THE DATE WHEN EMPLOYEE SIGNS THIS SEPARATION AGREEMENT & RELEASE.

The Parties knowingly and voluntarily sign this Separation Agreement & Release as of the date(s) set forth below:

EMPLOYEE		AKOUSTIS, INC.

By:	/s/ Rohan W. Houlden	By:	/s/ Jeffrey B. Shealy
	Rohan W. Houlden		Jeffrey B. Shealy
Chief Executive Officer

Date:	July 5, 2022	Date:	July 5, 2022